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                                                                     EXHIBIT 4.1

                               QUOKKA SPORTS, INC.

                           WARRANT ISSUANCE AGREEMENT



        THIS WARRANT ISSUANCE AGREEMENT (the "Agreement") is made and entered into by and between QUOKKA SPORTS, INC. a Delaware corporation (the "Company"), and NATIONAL BROADCASTING COMPANY, INC., a Delaware corporation ("NBC"), as of August 22, 2000.

                                    RECITALS

        WHEREAS, pursuant to an Operating Agreement, dated as of February 9, 1999 (the "Operating Agreement"), the Company and NBC formed NBC/Quokka Ventures, LLC, to create and operate interactive media coverage of the Olympic Games, as set forth in the Operating Agreement and the ancillary agreements entered into by the parties in connection therewith;

        WHEREAS, the parties wish to expand their relationship and provide NBC with the ability to increase its stake in the Company;

        WHEREAS, in connection therewith, the Company desires to issue to NBC a warrant (the "Warrant") to purchase an aggregate of Ten Million (10,000,000) shares (the "Warrant Shares") of the Company's common stock, $0.0001 par value per share (the "Common Stock") at prices set forth in the Warrant in consideration for Five Hundred Thousand Dollars ($500,000) (the "Purchase Price"); and

        WHEREAS, the parties hereto desire to enter into this Agreement in connection with the issuance of the Warrant;

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1 AUTHORIZATION, CLOSING AND DELIVERY.

        1.1 AUTHORIZATION. As of June 21, 2000, the Company authorized (i) the issuance of the Warrant to NBC, exercisable at the prices and otherwise on the terms set forth therein, and (ii) the issuance of the Shares upon exercise of the Warrant pursuant to the terms thereof. The Warrant Shares issuable upon exercise of the Warrant shall have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on August 2, 1999 (the "Restated Certificate").

        1.2 AMENDMENT OF INVESTOR RIGHTS AGREEMENT. As soon as practicable following the Closing, the Company will execute and will use commercially reasonable efforts to amend and restate its Amended and Restated Investor Rights Agreement dated March 31, 2000, a copy



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of which is attached hereto as Exhibit A (the "Existing Rights Agreement," and as restated to reflect the terms of this Agreement, the "Restated Rights Agreement") to include the Warrant in the definition of "Warrants" under such Existing Rights Agreement to provide NBC with the rights and obligations of a "Holder," as defined therein.

        1.3 CLOSING DATE. The closing hereunder (the "Closing") shall be August 22, 2000, or such other date as the parties may mutually agree (the date of the Closing is hereinafter referred to as the "Closing Date").

        1.4 DELIVERIES. At the Closing, subject to the terms and conditions hereof, the Company will deliver the Warrant to NBC and NBC will deliver to the Company the Purchase Price via wire transfer of immediately available funds to the account of the Company at Silicon Valley Bank, ABA No.: 121140399, Account
No.: 3300037544.

SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        The Company hereby represents and warrants to NBC that, as of the date hereof and as of the Closing Date:

        2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. (a) Each of the Company and its Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or formation, as the case may be, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Warrant, and the Restated Rights Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

        (b) Each of the Company and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation or other entity in all jurisdictions in which the character or location of its activities or of the properties owned or operated by it makes such qualification necessary, except for such failures which, individually or in the aggregate, would not have a material adverse effect on the business, assets, operations, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement, the Warrant or the Restated Rights Agreement or to consummate the transactions contemplated hereby and thereby (a "Material Adverse Effect").

        2.2 SUBSIDIARIES. (a) As used herein, "Subsidiary" means, with respect to any Person (defined below), (a) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or (b) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of



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determination thereof, (x) have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other
Persons performing such functions) or (y) is a general partner or managing member. Schedule 2.2(a) to the letter dated the date hereof delivered by the Company to NBC and designated the "Disclosure Letter" (the "Disclosure Letter") accurately sets forth each Subsidiary of the Company, including its name, place of incorporation or formation, and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. Except as set forth on
Schedule 2.2(a) to the Disclosure Letter, all shares of capital stock or other equity interests of any Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by the Company or such other person as is set forth herein, free and clear of any Encumbrance and have not been issued in violation of, nor subject to, any preemptive, subscription or other similar rights. "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing, and "Group" has the meaning assigned to it in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"). "Encumbrance" means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or otherwise acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

             (b) Except for the Subsidiaries and as set forth on Schedule 2.2(b) to the Disclosure Letter, neither the Company nor any of its Subsidiaries owns any capital stock, membership interests, security or other interest in any other Person.

        2.3 CAPITALIZATION; VOTING RIGHTS.

             (a) As of July 5, 2000, the capitalization of the Company consisted of the following: (i) 110,000,000 shares of Common Stock, par value $.0001 (the "Common Stock"), of which (A) 46,263,007 shares are issued and outstanding, and
(B) 16,151,723 shares have been reserved for issuance under the Company's Stock Option Plans (as defined below) of which (1) options to purchase 11,122,666 shares are outstanding, and (2) options to purchase 1,009,250 shares have been exercised; and (ii) 10,000,000 shares of Preferred Stock, par value $.0001 (the "Preferred Shares"), none of which are issued and outstanding. Since June 30, 2000 no shares of Common Stock or Preferred Shares have been issued except for issuances of Common Stock under any Stock Option Plan.

             (b) All issued and outstanding shares of the Company's capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities and (iv) were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other Person.

             (c) The Company has delivered to NBC a copy of the Company's (i) 1999 Non-Employee Directors' Stock Option Plan, (ii) 1997 Stock Option Plan,
(iii)



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ZoneNetwork.com, Inc. 1996 Stock Option Plan, (iv) each option agreement pursuant to which stock options have been granted outside of the plans described in clauses (i) through (iii) above (collectively the stock option plans described in clauses (i) through (iv) are hereinafter referred to as the "Stock Option Plans"). Other than the 16,151,723 shares of Common Stock which were reserved for future issuance to employees pursuant to outstanding stock options grants under the Stock Options Plans (as defined above) and 1,000,000 shares of Common Stock which were reserved for future issuance to employees pursuant to the 1999 Employee Stock Purchase Plan, the stock options issued pursuant to the Stock Option Plans, and except as may be granted pursuant to this Agreement or as set forth on Schedule 2.3(c) to the Disclosure Letter, there are no outstanding subscriptions, options, calls, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries of any of their securities, nor has the Company nor any of its Subsidiaries taken or agreed to take any action to issue or grant the same. Except as described in this Agreement or set forth on Schedule 2.3(c) to the Disclosure Letter, (x) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any voting or equity securities or interests of any of its Subsidiaries, (y) there is no voting trust, proxy, stockholder or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its stockholders is a party or is bound with respect to the voting or transfer of the capital stock or other voting securities of the Company or any of its Subsidiaries and (z) there are no other subscriptions, options, calls, warrants or other rights (including registration rights, whether demand or piggyback registration rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Except as set forth on Schedule 2.3(c) to the Disclosure Letter, the consummation of the transactions contemplated by this Agreement, the Warrant and the Restated Rights Agreement (including, without limitation the issuance of the Warrant and the issuance of shares of Common Stock upon exercise in accordance with the terms thereof) will not trigger the anti-dilution provisions or other adjustment mechanisms of any outstanding subscriptions, options, calls, warrants, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire shares of any of its capital stock. The sale of the Warrant, and the issuance of the Warrant Shares upon exercise thereof, is not and will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights that have not been properly waived.

             (d) The Warrant has been duly and validly authorized, the Warrant Shares issuable upon exercise thereof have been duly and validly reserved for issuance, and when issued in accordance with the provisions of the Warrant, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable, will be delivered to NBC (or its permitted transferees) free and clear of all Encumbrances (other than those placed thereon by or on behalf of NBC (or its permitted transferees)) and the Warrant Shares will have the rights, preferences, privileges and restrictions set forth in the Restated Certificate, respectively.

        2.4 AUTHORIZATION; BINDING OBLIGATIONS. The execution and delivery of this Agreement, the Warrant and the Restated Rights Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all obligations of the



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Company hereunder and thereunder have been duly authorized by all necessary corporate action of the Company and its stockholders. This Agreement has been, and on the Closing Date each of the Warrants and the Restated Rights Agreement will be, duly executed and delivered by the Company. This Agreement, the Warrants and the Restated Rights Agreement (assuming due execution and delivery by NBC and the other parties thereto) will be legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        2.5 SEC REPORTS; FINANCIAL STATEMENTS.

             (a) Except as set forth on Schedule 2.5 to the Disclosure Letter, The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") all forms, reports and schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC, the "SEC Reports") required to be filed by the Company with the SEC since July 27, 1999. As of its date of filing, each SEC Report complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as applicable), and the rules and regulations promulgated thereunder and none of such SEC Reports (including any and all financial statements included therein) contained when filed or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             (b) Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports (the "Financial Statements") complied as to form, as of its date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of unaudited financial statements only) to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto or the absence of footnotes.

             (c) Schedule 2.5(c) to the Disclosure Letter contains the preliminary Consolidated Statements of Operations for the Company and its Subsidiaries for the three months ended June 30, 2000 (the "Unaudited Statements of Operations"). The Unaudited Statements of Operations have been prepared in accordance with GAAP applied in a consistent basis with the financial statements and fairly presents the consolidated results of operations of the Company and is consolidated subsidiaries for the three month period then ended, subject to normal year-end adjustments, the absence of footnotes and other presentation matters.



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        2.6 UNDISCLOSED LIABILITIES. Except as set forth on Schedule 2.6 to the
Disclosure Letter and except for (a) liabilities included or reserved for in (i) the unaudited consolidated balance sheet of the Company as of March 31, 2000 included in its Quarterly Report on Form 10-Q (the "10-Q") for the quarter ended March 31, 2000, or (ii) the audited consolidated balance sheet of the Company as of December 31, 1999 included in its Annual Report on Form 10-K (the "10-K") for the fiscal year ended December 31, 1999 (the "Balance Sheet") at March 31, 2000, and (b) current liabilities incurred in the ordinary course of business consistent with past practice subsequent to March 31, 2000, not in excess of $500,000, neither the Company nor any of its Subsidiaries had, and since such date none of them has incurred, liabilities, including contingent liabilities, or any other obligations whatsoever that could reasonably be expected to have a Material Adverse Effect.

        2.7 AGREEMENTS; ACTION.

             (a) Attached hereto as Schedule 2.7(a) to the Disclosure Letter is a list of (i) all "material contracts" within the meaning of Item 601 of Regulation S-K of the SEC, (ii) all of the Company's and its Subsidiaries' contracts, agreements, leases or other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or its properties are bound, which involve payments by or to a Company or its Subsidiaries during any fiscal year of more than $250,000, (iii) all of the Company's and its Subsidiaries' loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments evidencing indebtedness for money borrowed and all such instruments or agreements other than for borrowed money representing payment obligations of $250,000 or more, (iv) all material operating or capital leases for equipment to which the Company or any of its Subsidiaries is a party,
(v) all contracts for the employment of any officer or employee, (vi) all material consulting agreements, (vii) any guarantees by the Company or any of its Subsidiaries, (viii) all material distributor and sales agency agreements,
(ix) all IP Contracts (as defined in Section 2.9), (x) all contracts restricting the Company or any of its Subsidiaries from engaging in any line of business or competing with any Person or in any geographical area, and (xi) all contracts restricting the issuance of the Warrant Shares (collectively, the "Contracts").

             (b) Except as set forth on Schedule 2.7(b) to the Disclosure Letter, neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge is any other party to any Contract, in default under, or in breach or violation of, any Contract and no event has occurred which, with the giving of notice or passage of time or both would constitute a default by the Company or, to the Company's knowledge, any other party under any Contract. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts is in full force and effect and (assuming due execution and delivery by the counterparties thereto) is a legal, valid and binding obligation of the Company or its Subsidiary (as applicable) enforceable against the Company or such Subsidiary in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and neither the Company nor any of its Subsidiaries has



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any knowledge that any Contract is not a legal, valid and binding obligation of the other parties thereto.

        2.8 CHANGES.

             (a) Except as set forth in Schedule 2.8(a) to the Disclosure Letter or in the SEC Reports filed and publicly available prior to the date hereof, since December 31, 1999, no events, changes or circumstances have occurred which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

             (b) Except as set forth in Schedule 2.8(b) to the Disclosure Letter and except as set forth in the SEC Reports filed and publicly available prior to the date hereof, since December 31, 1999, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary course consistent with their past practices.

        2.9 INTELLECTUAL PROPERTY.

             (a) The Company and its Subsidiaries own or have a license to use all intellectual property, including without limitation patents, trademarks, service marks, trade names, corporate names, domain names, copyrights, trade secrets, licenses, information and proprietary rights and processes ("Intellectual Property") necessary to conduct their businesses as now conducted (the "Company IP") without any conflict, to the Company's knowledge, with, or infringement of, the rights of others. Section 2.9(a) of the Disclosure Letter sets forth a list of (i) all patents, trademark registrations, service mark registrations, corporate name registrations, domain name registrations, trade name registrations and copyright registrations, and all applications for any of the foregoing, owned by the Company or any of its Subsidiaries or used by the Company or any of its Subsidiaries in conducting its business as now conducted (the "Registered Intellectual Property"); and (ii) all material licenses, royalties, consents and other contracts or other agreements of the Company or its Subsidiaries relating to Intellectual Property ("IP Contracts").

             (b) The Intellectual Property owned by the Company or any of its Subsidiaries is referred to herein as the "Owned Intellectual Property" and the Intellectual Property licensed by the Company or its Subsidiaries from other persons or entities is referred to herein as the "Licensed Intellectual Property." The Company and its Subsidiaries own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances. The rights of the Company and its Subsidiaries under all IP Contracts with respect to the Licensed Intellectual Property are valid and enforceable by the Company or its Subsidiary (as applicable) except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors' rights generally and by such principles of equity as may affect the availability of equitable remedies. Neither the execution nor delivery of this Agreement, the Warrant or the Restated Rights Agreement will cause the acceleration, termination or the incurrence of liability or fees under any IP Contract. Neither the Company nor any of its Subsidiaries is or is alleged to be in breach or default under any IP Contract and, to the Company and its Subsidiaries knowledge, neither is any other party thereto.



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             (c) The Company has no Action (as defined in Section 2.9) pending
(or, to the Company's knowledge, threatened) against any other Person relating to the Company IP, and, except as set forth in Section 2.9(c) of the Disclosure Letter, no other person or entity has any Action pending (or to the Company's and its Subsidiaries' knowledge, threatened) against the Company or any of its Subsidiaries relating to the Company IP; and, to the Company's knowledge, the Owned Intellectual Property does not infringe, misappropriate, or otherwise impair ("Infringe"), and, except as set forth in Section 2.9(c) of the Disclosure Letter, the businesses of the Company and its Subsidiaries as now conducted does not Infringe, any Intellectual Property owned or controlled by any other Person. To the Company's knowledge, there is no infringement by a third party of any of the Company IP. There are no pending or outstanding, or, to the knowledge of the Company, no threatened Actions or Laws (as defined in Section 2.10) that seek to limit or challenge the validity, enforceability, ownership or use of any Company IP.

             (d) To the Company's knowledge, none of the employees of the Company or of any of its Subsidiaries is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any Law that would interfere with the use of such employee's best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with the Company's and its Subsidiaries' businesses as conducted. To the Company's knowledge, neither the execution nor delivery of this Agreement, the Warrant or the Restated Rights Agreement, nor the carrying on of the execution of the Company's or any of its Subsidiaries' businesses by the employees of the Company and the Subsidiaries, nor the conduct of the Company's and its Subsidiaries' businesses, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. Except as listed on Section 2.9(c) of the Disclosure Letter, it will not be necessary to use in the conduct of the Company's and its Subsidiaries businesses any inventions of any of the Company's or its Subsidiaries' employees (or persons it currently intends to hire) made prior to their employment by the Company or its Subsidiaries, other than those which have been assigned to the Company or its Subsidiaries. The Company and its Subsidiaries take all reasonable actions to maintain and protect the confidentiality and ownership of all its material Owned Intellectual Property.

             (e) The Company or its Subsidiaries (i) to their knowledge have the exclusive right to use its name as a trademark, service mark and the name of a corporation in any jurisdiction in which the Company or its Subsidiaries does and proposes to do business, except as set forth in Section 2.9(e) of the Disclosure Letter, (ii) to their knowledge, have all ownership rights to or the right to use the domain names listed on Section 2.9(a) of the Disclosure Letter (the "Domains"), and no other Person shall have any interest therein or any license or other right to use the Domains, and (iii) except as set forth in
Section 2.9(e) of the Disclosure Letter, neither the Company nor its Subsidiaries have received any notice of conflict during the past two years with respect to the rights of others regarding the trademarks, service marks and corporate name of the Company, its Subsidiaries or the Domains. Except as set forth in Sections 2.9(e) of the Disclosure Letter, no other person or entity is presently authorized by the Company or its Subsidiaries to use the name of Company or its Subsidiaries.



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

        2.10 COMPLIANCE WITH LAW; OTHER INSTRUMENTS. Neither the Company nor any of its Subsidiaries is in violation or default of (i) the Company's Restated Certificate of Incorporation (the "Restated Certificate") or its Bylaws, as amended (the "Bylaws"), or the organizational documents of any of its Subsidiaries or (ii) of any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award applicable to the Company, any of its Subsidiaries, or their respective businesses, operations, assets, or properties (each, an "Order") or any statute, law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries, or their respective businesses, operations, assets, or properties (each, a "Law") and has received no written notice of, and to the knowledge of the Company, no investigation or review is in process or threatened by any governmental authority with respect to, any violation or alleged violation of any Order or Law except, in the case of any Orders or Laws, where such violations or defaults would not, individually or in the aggregate, have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the Warrant and the Restated Rights Agreement, and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the issuance of the Warrant and the Warrant Shares, will not result in (a)
(i) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under the Restated Certificate or Bylaws or the organizational documents of any of the Company's Subsidiaries,
(ii) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, any term or provision of, or any right of termination, cancellation, modification or acceleration arising under any Contract or cause any liabilities or additional fees to be due thereunder or
(iii) any violation under any Order or Law applicable to the Company or any of its Subsidiaries or (b) the imposition of any Encumbrance on the business or properties or assets of the Company or any of its Subsidiaries. None of the execution and delivery of this Agreement, the Warrant and the Restated Rights Agreement, the consummation of the transactions contemplated hereby and thereby or the performance of the obligations of the Company hereunder and thereunder will result in the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Company or any of its Subsidiaries, their businesses or operations or any of their assets or properties. "Permits" means all material licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental authorities and all industry or other non-governmental self-regulatory organizations.

        2.11 LITIGATION. Except as set forth on Schedule 2.11 to the Disclosure Letter, there is no Action pending, or to the Company's knowledge, currently threatened against the Company or any of its Subsidiaries. The foregoing includes, without limitation, any material Order, action, claim, suit, audit, assessment, arbitration or similar inquiry, or any proceeding or investigation by or before any government authority (an "Action") pending or threatened involving the prior employment of any of the Company's or any of its Subsidiaries' employees, their use in connection with the Company's or any of its Subsidiaries' business of any Intellectual Property rights of their former employers, or their obligations under any agreements with prior employers. Except as set forth on Schedule 2.11 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any Order of any court or governmental authority. Except as set forth on
Schedule 2.11 of the Disclosure Letter, there is no Action by the Company or any of its Subsidiaries against any other Person currently pending or which the Company or any of its Subsidiaries intends to initiate.



                                       9.

        2.12 OFFERING VALID. Assuming the accuracy of the representations and warranties of NBC contained in Section 3 hereof, the offer, sale and issuance of the Warrant and the issuance of the Warrant Shares upon exercise thereof will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

        2.13 NO BROKER. Except as set forth on Schedule 2.13 to the Disclosure Letter, neither the Company nor any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage or finders' fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement.

        2.14 DISCLOSURE. Neither this Agreement (including the Disclosure Letter) nor any of the other agreements or instruments contemplated to be executed and delivered by the Company in connection with this Agreement (taken as a whole) contain any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading in light of the circumstances under which such information was provided.

        2.15 SECTION 203. In accordance with Section 203 of the Delaware General Corporation Law ("Section 203") the Board of Directors of the Company has approved the issuance of the Warrant and the Warrant Shares issuable upon exercise thereof to NBC and any transaction that results in NBC or an "affiliate" (as defined in Section 203) or "associate" (as defined in Section
203) of NBC becoming an "interested stockholder" (as defined in Section 203) of NBC, its affiliate or its associate (as applicable) would not have been an interested stockholder if such Person (and its affiliates and associates) did not own the Warrant Shares for purposes of Section 203. Accordingly, the ownership of the Warrant Shares for purposes of Section 203 by NBC or its affiliate or associate will not result in the provisions of Section 203 being applicable to a "business combination" (as defined in Section 203) between such Person (or its affiliate or associate) and the Company.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF NBC.

        NBC hereby represents and warrants to the Company that, as of the date hereof and as of the Closing Date:

        3.1 REQUISITE CORPORATE POWER AND AUTHORITY. NBC has all requisite corporate power and authority to enter into this Agreement and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of NBC enforceable in accordance with its terms except as the enforceability thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) limitation upon rights to indemnity.

        3.2 INVESTMENT REPRESENTATIONS. NBC understands that neither the Warrant nor the Warrant Shares have been registered under the Securities Act. NBC also understands that the



                                      10.

Warrant is being offered and issued pursuant to an exemption from registration contained in the Securities Act based in part upon NBC's representations contained in this Agreement. NBC represents and warrants as follows:

             (a) ECONOMIC RISK. NBC must bear the economic risk of the issuance of the Warrant, and Warrant Shares indefinitely unless the Warrant or the Warrant Shares (as applicable) are registered pursuant to the Securities Act, or an exemption from registration is available. NBC understands that the Company's obligations to register the Warrant Shares are as set forth in the Restated Rights Agreement. NBC also understands that there is no assurance that an exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow NBC to transfer all or any portion of the Warrant or Warrant Shares under the circumstances, in the amounts or at the times NBC might propose.

             (b) ACQUISITION FOR OWN ACCOUNT. NBC is acquiring the Warrant for its account for investment only, and not with a view toward distribution thereof. NBC has no present intention of selling, granting any participation in, or otherwise distributing the Warrant or the Warrant Shares, except to the extent contemplated by the Restated Rights Agreement. By executing this Agreement, NBC further represents that NBC does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Warrant or the Warrant Shares.

             (c) NBC CAN PROTECT ITS INTEREST. NBC represents that by reason of its, or of its management's, business or financial experience, NBC has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. NBC has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

             (d) ACCREDITED INVESTOR. NBC represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

             (e) RESIDENCE. The office or offices of NBC in which its investment decision was made is located at the address or addresses of NBC set forth on the signature page hereto.

             (f) RULE 144. NBC acknowledges and agrees that the Shares underlying the Warrant must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. NBC is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than the applicable holding periods as set forth in Rule 144 after a party has purchased and paid for the securities to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations. NBC is aware that the conditions for resale set forth in Rule 144 have not been satisfied fully as of the date hereof.



                                      11.

        3.3 LEGENDS. NBC acknowledges and agrees that, to the extent applicable, each certificate or other document evidencing any of the Warrant Shares shall be endorsed with the legends set forth below:

             (a) The following legend under the Securities Act:

        "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

             (b) Any legend imposed or required by applicable state securities laws or under the Restated Rights Agreement.

SECTION 4 COVENANTS.

        4.1 ORDINARY COURSE OF BUSINESS.

             (a) Except as otherwise contemplated by the terms of this Agreement, during the period from the date of this Agreement to the Closing Date (the "Pre-Closing Period"), the Company and each of it Subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use reasonable best efforts to preserve intact the Company's and its Subsidiaries' current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be materially impaired.

             (b) Without limiting the generality of the foregoing, during the Pre-Closing Period, each of the Company and its Subsidiaries shall not, without the prior consent of NBC:

                    (i) amend, alter or change to the rights, preferences, privileges or powers of the Warrant or the Warrant Shares;

                    (ii) enter into any merger or consolidation with or into any other Person;

                    (iii) dissolve, liquidate, or file for bankruptcy with respect to, the Company or any Subsidiary thereof; or

                    (iv) enter into or agree to any arrangement or contract to do any of the foregoing.

Notwithstanding the foregoing, the Company shall be permitted to acquire the shares of Total Sports Inc. substantially on the terms disclosed to NBC and contained in the Agreement and Plan



                                      12.

of Merger and Reorganization dated as of July 20, 2000 between the Company and Total Sports Inc.

        4.2 EFFORTS. Subject to the other terms and conditions of this Agreement, each party hereto agrees to use reasonable best efforts to take any and all actions required in order to consummate the transactions contemplated in this Agreement, the Warrant and the Restated Rights Agreement.

        4.3 NOTIFICATION OF CERTAIN MATTERS. During the Pre-Closing Period, the Company shall give prompt notice to NBC of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause (i) any representation or warranty contained in
Section 2 that is qualified as to materiality to be untrue, (ii) any representation or warranty contained in Section 2 that is not so qualified as to materiality to be untrue in any material respect, or (iii) the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement.

        4.4 RESERVATION OF SHARES; STOCK EXCHANGE LISTING.

             (a) From and after the Closing, the Company shall at all times reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock as shall be sufficient to permit the issuance of all of the Warrant Shares.

             (b) The Company shall at its expense (i) within twenty (20) days of the Closing Date, prepare and submit an application to NASDAQ for listing the Warrant Shares and (ii) cause all shares of Common Stock issued upon the exercise of this Warrant to be listed at the time of such issuance on NASDAQ and/or such other national securities exchange shares on which shares of Common Stock are then listed on and shall maintain such listing.

        4.5 BOARD OF DIRECTORS. From the Closing Date until the later of (x) the Expiration Date (as that term is defined in the Warrant) and (y) such time as NBC and its controlled affiliates no longer hold or have the right to acquire ten percent (10%) or more of the outstanding voting securities of the Company, upon NBC's request, the Company will expand the Board of Directors by one (1) member, or fill any then-existing vacancy, and will appoint Ken Schanzer or Mr. Schanzer's successor as president of or occupying a similar office with NBC Sports, as a designee of NBC (a "Designee") to fill such vacancy. For so long as NBC designates a nominee for election as a director pursuant to this Section 4.5, the Company shall nominate such Designee for election as a director as part of the management slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors, and shall provide the same support for the election of such Designee as it provides to other persons standing for election as directors of Company as part of Company's management slate. Subject to applicable law, in the event that any Designee on the Board of Directors shall cease to serve as a director for any reason (other than the failure of the stockholders of Company to elect such person as director), the vacancy resulting therefrom shall be filled by another Designee. At any time that NBC has not appointed a Designee pursuant to this
Section 4.5, NBC shall have the right to designate Mr. Schanzer or his successor as president of or occupying a similar office with NBC Sports as an observer who shall be permitted to attend all meetings of the Board of Directors and receive all materials as and when furnished to members of the Board of Directors



                                      13.

(an "Observer"); provided that such Observer signs the Company's standard non-disclosure agreement restricting use and disclosure of the Company's confidential information and agrees to comply with the Company's policies regarding trading of the Company's securities and prohibition against the use of material non-public information. Such Observer shall have no right to cast a vote on any resolution presented to the Board of Directors for its approval. The parties hereto acknowledge and agree that such Observer shall participate in proceedings of the Board of Directors on behalf of NBC only, and not as an agent or fiduciary of the Company or its stockholders.

        4.6 D&O INSURANCE. During the period that NBC or any of its affiliates has a Designee on the Board of Directors, the Company shall maintain Directors and Officers Insurance coverage in the amount of at least $10.0 million.

        4.7 TAXES. The parties agree that any and all tax returns and other related filings shall be consistent with the terms of this Agreement, and that no position shall be taken, pursuant to audit or otherwise, that is inconsistent therewith; specifically, the Company agrees that no deduction shall be taken or otherwise claimed for tax purposes which is attributable to the issuance, exercise or disposition of the Warrant.

SECTION 5 CONDITIONS TO CLOSING.

        5.1 CONDITIONS TO NBC'S OBLIGATION TO PURCHASE THE WARRANT. NBC's obligation to purchase the Warrant at the Closing is subject to the satisfaction (or waiver by NBC in accordance with Section 6.9) of the following conditions:

             (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company contained in this Agreement that is not so qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date). The Company shall have performed in all material respects all agreements, obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing Date.

             (b) LEGAL INVESTMENT. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Warrant and the other transactions contemplated by this Agreement, the Warrant and the Restated Rights Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

             (c) PROCEEDINGS AND LITIGATION. No Action shall have been commenced by any governmental authority against any party hereto seeking to restrain or delay the purchase and sale of the Warrant or the other transactions contemplated by this Agreement, the Warrant and the Investors' Rights Agreement.



                                      14.

             (d) APPROVALS. All approvals, consents, permits and waivers of governmental authorities and of the third parties listed on Schedule 5.1(d) to the Disclosure Letter necessary or appropriate for consummation of the transactions contemplated by this Agreement, the Warrant and the Restated Rights Agreement shall have been obtained, and no such approval, consent, permit or waiver of any governmental authority or such other third party shall contain any term or condition that NBC, in its reasonable discretion determines to be unduly burdensome.

             (e) COMPLIANCE CERTIFICATE; SECRETARY'S CERTIFICATE. The Company shall have delivered to NBC a compliance certificate, executed by the Chief Executive Officer or the President of the Company, dated the Closing Date, to the effect that the conditions specified in this Section 5.1 have been satisfied (or waived by NBC in accordance with Section 6.9). The Company shall have delivered to NBC a certificate executed by the Secretary of the Company, dated the Closing Date, certifying as to (i) the resolutions of the Board evidencing approval of the transactions contemplated by and from this Agreement, the Warrant and the Restated Rights Agreement and the authorization of the named officer or officers to execute and deliver this Agreement, the Warrant and the Restated Rights Agreement and (ii) certain of the officers of the Company, their titles and examples of their signatures.

             (f) WARRANT. NBC shall have received the Warrant substantially in the form of Exhibit B, and such Warrant shall have been executed and delivered by the Company.

             (g) RESTATED RIGHTS AGREEMENT. NBC shall have received a copy of the Restated Rights Agreement substantially in the form of Exhibit A executed and delivered by the Company.

        5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Warrant at the Closing is subject to the satisfaction (or waiver by the Company), on or prior to the Closing, of the following conditions:

             (a) REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of NBC contained in this Agreement shall be true and correct in all material respects as of the Closing Date. NBC shall have performed in all material respects all agreements, obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing Date.

             (b) LEGAL INVESTMENT. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Warrant and the other transactions contemplated by this Agreement, the Warrant and the Restated Rights Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

             (c) PROCEEDINGS AND LITIGATION. No Action shall have been commenced by any governmental authority against any party hereto seeking to restrain or delay the purchase and sale of the Warrant or the other transactions contemplated by this Agreement, the Warrant and the Restated Rights Agreement.

             (d) RESTATED RIGHTS AGREEMENT. The Restated Rights Agreement shall have been executed and delivered by NBC.



                                      15.

SECTION 6 MISCELLANEOUS.

        6.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York as applicable to contracts entered into and performed entirely within the State of New York.

        6.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by NBC and the closing of the transactions contemplated hereby. All statements as to factual matters contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed to be made as of the date of this Agreement, and not necessarily as of some later date.

        6.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

        6.4 ENTIRE AGREEMENT. This Agreement (including the Disclosure Letter delivered in connection herewith), the Warrant, the Restated Rights Agreement and the Exhibits hereto delivered in connection herewith and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

        6.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by a nationally-recognized overnight delivery service, by hand or by messenger, or by confirmed facsimile, addressed (a) if to NBC, to NBC's address as set forth on the signature page hereto or at such other address as shall have been furnished to the Company in writing by NBC or (b) if to the Company, to the address of its principal executive office and addressed to the attention of the General Counsel, or at such other address or addresses as the Company shall have furnished in writing to NBC. All notices and other communications mailed pursuant to the provisions of this Section 4.5 shall be deemed delivered when mailed.

        6.6 EXPENSES. Each of NBC and the Company shall bear its own expenses and legal fees incurred by it with respect to this Agreement and all related transactions and agreements.

        6.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

        6.8 SEVERABILITY. In the event that any provision of this Agreement shall be invalid, illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.



                                      16.

        6.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and NBC. Any amendment, termination or waiver effected in accordance with this section shall be binding upon each future holder of any or all such securities formerly owned by NBC and the Company.

        6.10 PRONOUNS. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

        6.11 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        6.12 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on NBC's part of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.



                                      17.

        The foregoing Warrant Issuance Agreement is hereby executed as of the date first above written.



COMPANY:

QUOKKA SPORTS, INC.,
a Delaware corporation



/s/ Alan Ramadan
-----------------------------------
Alan Ramadan
President and CEO


Address
for notices:   525 Brannan Street
               San Francisco, CA  94107
               Attention:  General Counsel
               Fax:  (415) 908-3069


NBC:

NATIONAL BROADCASTING COMPANY, INC.
a Delaware corporation



By:/s/ Mark. W. Begor
   --------------------------------------

Name of Signatory:  Mark W. Begor
                  -----------------------
Title:  EVP and CFO, NBC
      -----------------------------------

Address
for notices:   30 Rockefeller Plaza
               New York, NY 10112
               Attention: Vice President, Corporate and Transactions Law
               Fax:  (212) 977-7165



                                      18.

                                    EXHIBIT A

                      EXISTING INVESTORS' RIGHTS AGREEMENT